Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our report dated July 29, 2005 accompanying the consolidated financial statements and schedule included in the Annual Report of Vasomedical, Inc. and Subsidiaries on Form 10-K for the fiscal year ended May 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
GRANT THORNTON LLP


Melville, New York
August 17, 2005